Exhibit 10.28B
[Jazz Pharmaceuticals Letterhead]
CONFIDENTIAL
Samantha Pearce
[Address]
9 December 2019
Re: New Hire Equity Award
Dear Samantha,
Welcome to Jazz Pharmaceuticals. In connection with your employment by Jazz Pharmaceuticals UK Limited, you will also receive an equity award from Jazz Pharmaceuticals plc in the amounts shown below, subject to approval in accordance with the policies and guidelines of Jazz Pharmaceuticals plc.
Award of Stock Options: 25,500
Award of Restricted Stock Units (RSUs): 10,200
Your stock options will have an exercise price equal to the closing price of Jazz Pharmaceuticals plc ordinary shares on NASDAQ on the grant date, and will be made pursuant to the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan and subject to the other terms contained in your award agreement.
Your RSUs will represent your right to receive Jazz Pharmaceuticals plc ordinary shares upon vesting and settlement, according to the vesting schedule in your grant notice, and will be made pursuant to the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan and subject to the other terms contained in your award agreement. RSUs have no exercise price.
If you have questions, please feel free to discuss them with Stock Administration.

/s/ SP
Please initial to acknowledge receipt of this letter